Exhibit 99.1

FOR IMMEDIATE RELEASE

Parametric Sound Corporation Reports Third Quarter

Fiscal 2013 Financial Results

Company Demonstrates Success of Pilot Programs for HyperSound™

SAN DIEGO, California, August 8, 2013 – Parametric Sound Corporation (NASDAQ: PAMT), a leading innovator of audio technology and solutions, today announced financial results for its third fiscal quarter ended June 30, 2013. The Company also reported progress in each of its business sectors: commercial, consumer and health applications.

Recent Highlights:

•	Definitive merger agreement with market share leader in gaming audio – The merger will combine Parametric’s audio innovations with Turtle Beach’s significant financial, technical, design, sales and marketing resources. The Company expects that Parametric’s strong research and development capabilities will be leveraged to accelerate innovation enabling the combined company to deliver sustained growth and shareholder value. Turtle Beach has strong market share in established gaming markets, including a 53% dollar share of the U.S. gaming headset market as of year-end 2012 according to The NPD Group, and a growing market share in the broader consumer audio market. As a result, Turtle Beach has built a profitable business with approximately $205 million in revenues in 2012.

•	Continued growth of commercial business – The Company is seeing a global acceleration in commercial product activity and is growing its pipeline with new project opportunities resulting from increased sales focus and successful pilot projects. The Company has commenced additional pilot projects and prior pilots continue to convert to broader based customer rollouts. This demand is expected to result in continued revenue growth during the balance of 2013 and throughout 2014.

•	Technology developments – The Company is aggressively adding to its intellectual property portfolio by filing new patents. Customer demonstrations of the new consumer focused emitter technology have commenced and the Company is advancing related production processes.

•	First round of clinical testing of HyperSound Audio System – Results from our a clinical protocol study of the company’s HyperSound audio system indicated that more than 70% of persons with hearing loss prefer the clarity of HyperSound and many participants reported dramatic improvement in hearing and clarity. We believe the data collection to support an FDA filing is now complete.

Management Commentary:

“We believe that Turtle Beach’s financial, technical and distribution strengths will provide us with additional tools to succeed in deploying HyperSound technology across our three business sectors,” said Kenneth Potashner, executive chairman. “With details of the merger now in place we can resume targeted licensing of our technology in the consumer product sector. We have an experienced team to drive our commercial business sector forward through high volume retailers, and we are confident in our outlook and our growth prospects for commercial sales. We continue to see very positive results from health applications of HyperSound, a business sector that we believe we can deliver a compelling solution.”

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Third Quarter Fiscal 2013 Financial Summary:

Revenue totaled $212,000 during the third quarter of fiscal 2013, as compared to $34,000 during the same period last year, reflecting an increase in commercial product sales. Gross profit was $101,000 compared to $16,000 for the prior year.

Selling, general and administrative expenses during the third quarter of fiscal 2013 totaled $1.4 million as compared to $1.3 million during the same period last year. Third quarter expense included non-cash stock based compensation from stock options of $405,000 compared to $777,000 for the prior year. During the third quarter, the company incurred $295,000 of strategic transaction costs consisting primarily of legal, accounting and investment banking fees and expenses related to reviewing strategic opportunities, conducting due diligence of Turtle Beach and preparing and negotiating the merger documents with Turtle Beach. Other selling, general and administrative costs increased as the Company increased staffing and marketing related to the commercialization of its technology.

Research and development expenses totaled $561,000 during the third quarter of fiscal 2013 including stock option expense of $114,000. Research and development expenses during the third quarter of fiscal 2012 were $404,000 including $72,000 of stock option expense. The increase was primarily the result of adding employees to support technology development and costs associated with prototypes and testing for licensing initiatives.

Net loss for the third quarter of fiscal 2013 was $1.9 million, or $(0.28) per basic and diluted common share, as compared to a net loss of $1.7 million, or $(0.27) per basic and diluted common share for the same quarter last year. The net loss for the third quarters of fiscal 2013 and 2012 included $518,000 and $849,000 of non-cash stock based compensation expense, respectively.

Cash and cash equivalents totaled $3.2 million at June 30, 2013, compared to $5.5 million at September 30, 2012. During nine month period ended June 30, 2013, Company received $1.1 million in cash from the exercise of stock purchase warrants and options.

Conference Call Information:

Members of the Company’s management team will host a conference call at 5:00 P.M. ET today to discuss the Company’s financial results. Juergen Stark, CEO of Turtle Beach, will also join the call to provide additional business and financial information with respect to Turtle Beach and discuss the recently announced merger. Investors and interested parties may participate in the call by dialing (877) 303-9855 and referring to Conference ID: 28171887. It is suggested that you dial into the conference center approximately 10 minutes prior to the scheduled start time to ensure that all participants are on line at the start of the call. The conference call is also being webcast and is available via the investor relations section of the Company’s website, www.parametricsound.com. A replay of the webcast will be archived on the Company's website for 60 days.

About Parametric Sound Corporation

Parametric Sound Corporation is a pioneering innovator of directed audio solutions. With a substantial body of intellectual property, Parametric Sound is the foremost authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. Distinct from surround sound, HyperSound™ immerses listeners in a robust 3D audio experience from just two speakers. The Company's disruptive technology is being marketed to three global market sectors: Consumer Markets -- for PCs, gaming, TVs, home theater and handhelds, Commercial Markets -- for digital signage, kiosks and retail stores, and Health Care -- for an out-of-ear solution being developed for the hearing impaired. For more information, visit www.parametricsound.com.

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Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events including, without limitation, management’s expectations regarding the proposed merger with Turtle Beach and its benefits; management’s expectations of continued revenue growth in 2013 and 2014; and management’s expectations regarding progress, customer interest and other developments across its business sectors. Forward looking statements are based on management's belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include the substantial uncertainties inherent in evaluating, pursuing and finalizing strategic discussions including, but not limited to the proposed merger with Turtle Beach, licensing, or other corporate transactions, acceptance of existing and future products regardless of initial pilot successes or positive end-user feedback, the difficulty of commercializing and protecting new technology such as the Company’s new emitter technology, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the SEC. Except as required by law, the Company specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Important Additional Information for Investors and Stockholders
This material is not a substitute for the proxy statement that Parametric will file with the SEC. Investors and security holders are urged to read the proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric.

Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the proxy statement (when available) and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parameticsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in Parametric’s annual report on Form 10-K for the year ended September 30, 2012, which was filed with the SEC on November 28, 2012 and Parametric’s definitive proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on January 10, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.

CONTACT:

Tracy Neumann

888-HSS-2150, Ext. 509

tneumann@parametricsound.com

INVESTOR RELATIONS CONTACT:

Dave Mossberg

Three Part Advisors, LLC

(817) 310-0051

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Parametric Sound Corporation

Condensed Consolidated Balance Sheets

(000's omitted except per share amount)

(unaudited)

	June 30,	September 30,
	2013	2012
	$	$
ASSETS
Current
Cash	3,283	5,528
Accounts receivable	190	39
Inventories, net	465	443
Prepaid expenses and other current assets	121	63
Total current assets	4,059	6,073
Property, equipment and tooling, net	248	177
Intangible assets, net	1,380	1,315
Total assets	5,687	7,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable	580	173
Accrued liabilities	146	140
Capital lease obligation - current	37	–
Total current liabilities	763	313
Long-term capital lease obligation	104	–
Total liabilities	867	313
Stockholders' equity	4,820	7,252
Total liabilities and stockholders' equity	5,687	7,565

Parametric Sound Corporation

Condensed Consolidated Statements of Operations

(000's omitted except per share amount)

(unaudited)

	For the three months		For the nine months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
	$	$	$	$
Revenues	212	34	476	159
Cost of revenues	111	19	244	71
Gross profit	101	15	232	88
Operating expenses: (i)
Selling, general and administrative	1,431	1,326	3,791	2,390
Research and development	561	403	1,541	903
Total operating expenses	1,992	1,729	5,332	3,293
Loss from operations	(1,891)	(1,714)	(5,100)	(3,205)
Other income (expenses)	(1)	7	1	5
Net loss	(1,892)	(1,707)	(5,099)	(3,200)
Loss per basic and diluted common share	(0.28)	(0.27)	(0.78)	(0.66)
Weighted average shares used to compute
net loss per basic and diluted common share	6,700	6,329	6,515	4,872
(i) includes share-based compensation expense as follows:

	For the three months		For the nine months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Selling, general and administrative	405	777	1,291	1,214
Research and development	114	72	271	195
Total share-based compensation expense	519	849	1,562	1,409